Exhibit 10.7

SEVERANCE AGREEMENT AND GENERAL RELEASE

This SEVERANCE AGREEMENT AND GENERAL RELEASE (“Agreement”) is made and entered into by SMART ONLINE, INC. (the “Company”) and Anil Kamath (“Employee”). Throughout the remainder of the Agreement, the Company and Employee may be collectively referred to as “the parties.”

The Company currently employs Employee as Chief Technical Officer. The parties desire to conclude the employment relationship, effective March 31, 2008, on mutually agreeable terms and to avoid all litigation relating to the employment relationship and its termination, and Employee desires severance benefits. Accordingly, the parties have agreed upon the terms described herein

Employee represents that he has carefully read the entire Agreement, understands its consequences, and voluntarily enters into it.

In consideration of the above and the mutual promises and good and valuable consideration set forth below, the sufficiency of which is acknowledged by the parties, Employee and the Company agree as follows:

1. SEPARATION. Employee’s employment by the Company will terminate, effective March 31, 2008 (“Termination Date”).

2. SEVERANCE BENEFITS. The Company will pay Employee an amount equal to three months of his current salary (less any applicable taxes and withholdings). This amount shall be paid in three substantially equal installments, in accordance with the Company’s payroll practices and schedule applicable to Employee immediately prior to the termination of his employment, beginning with the first regularly scheduled payday after the revocation period set forth in Paragraph 7 below expires. In addition, the Company shall reimburse Employee for premium payments he makes under the Consolidated Budget Reconciliation Act (“COBRA”) to continue his and his family’s health insurance coverage for three (3) months. All reimbursements for COBRA payments shall be made as soon as practicable following Employee’s submission of proof of timely payments to the Company; provided, however, that all such claims for reimbursement shall be submitted by Employee and paid by the Company no later than six (6) months following Employee’s termination of employment. Any obligation for the Company to make payments for COBRA reimbursement under this paragraph 2 shall immediately cease when Employee is employed by an entity providing health insurance coverage.

The severance and other benefits afforded under this Agreement are in lieu of any other compensation or benefits to which Employee otherwise might be entitled.

3. RELEASE. In consideration of the benefits conferred by this Agreement, EMPLOYEE (ON BEHALF OF HIMSELF AND HIS ASSIGNS, HEIRS, AND OTHER REPRESENTATIVES) RELEASES THE COMPANY, ITS PREDECESSORS, SUCCESSORS, AND ASSIGNS AND ITS AND/OR THEIR PAST, PRESENT, AND FUTURE OWNERS, PARENTS, SUBSIDIARIES, AFFILIATES, PREDECESSORS, SUCCESSORS, ASSIGNS, OFFICERS, DIRECTORS, EMPLOYEES, EMPLOYEE BENEFIT PLANS (TOGETHER WITH ALL PLAN ADMINISTRATORS, TRUSTEES, FIDUCIARIES, AND INSURERS), AND AGENTS (“RELEASEES”) FROM ALL CLAIMS AND WAIVES ALL RIGHTS, KNOWN OR UNKNOWN, HE MAY HAVE OR CLAIM TO HAVE RELATING TO HIS EMPLOYMENT WITH THE COMPANY, ITS PREDECESSORS, SUBSIDIARIES, OR AFFILIATES OR HIS SEPARATION THEREFROM arising before the execution of this Agreement, including, but not limited to, claims: (i) for discrimination, harassment, or retaliation arising under federal, state, or local laws prohibiting age (including, but not limited to, claims under the Age Discrimination in Employment Act of 1967 (ADEA), as amended, and the Older Workers Benefit Protection Act of 1990 (OWBPA)), sex, national origin, race, religion, disability, veteran status, or other protected class discrimination, harassment, or retaliation for protected activity; (ii) for compensation and benefits (including, but not limited to, claims under the Employee Retirement Income Security Act of 1974 (ERISA), as amended, the Fair Labor Standards Act of 1938 (FLSA), as amended, and similar federal, state, and local laws); (iii) arising under federal, state, or local law of any nature whatsoever (including, but not limited to, constitutional, statutory, tort, express or implied contract, or other common law); and (iv) for attorneys’ fees. The release of claims set forth in this paragraph does not apply to claims for workers’ compensation benefits or unemployment benefits filed with the applicable state agencies.

4. COVENANT NOT TO SUE. Employee will not sue Releasees on any matters relating to his employment arising before the execution of this Agreement, including, but not limited to, claims under the ADEA, or join as a party with others who may sue Releasees on any such claims; provided, however, this paragraph will not bar a challenge under the OWBPA to the enforceability of the waiver and release of ADEA claims set forth in this Agreement or claims for workers’ compensation or unemployment benefits referenced in paragraph 3 above, and this paragraph will not apply when prohibited by law. If Employee does not abide by this paragraph, then: (i) he will return all monies received under this Agreement and indemnify Releasees for all expenses they incur in defending the action; and (ii) Releasees will be relieved of their obligations hereunder.

5. AGENCY CHARGES/INVESTIGATIONS. Nothing in this Agreement shall prohibit Employee from filing a charge or participating in an investigation or proceeding conducted by the U.S. Equal Employment Opportunity Commission or other governmental agency with jurisdiction concerning the terms, conditions, and privileges of his employment; provided, however, that by signing this Agreement, Employee waives his right to, and shall not seek or accept, any monetary or other relief of any nature whatsoever in connection with any such charges, investigations, or proceedings.

6. COMPANY INFORMATION AND PROPERTY. Employee shall not at any time after his employment terminates disclose, use, or aid third parties in obtaining or using any confidential or proprietary Company information. Confidential or proprietary Company information is information relating to the Company, the Company’s parents, subsidiaries, or affiliates, or any aspect of their business that is not generally available to the public, their competitors, or other third parties or ascertainable through common sense or general business or technical knowledge. Nothing in this Agreement shall relieve Employee from any confidentiality, proprietary information, secrecy, non-compete, non-disclosure, non-solicitation, or invention rights and assignment obligations under any previously executed agreements.

All records, files, or other materials maintained by or under the control, custody, or possession of the Company or its agents in their capacity as such shall be and remain the Company’s property. Before the Termination Date, Employee shall: (i) return all Company property (including, but not limited to, credit cards; keys; company car; cell phones; computer hardware and software; records; files; documents; company manuals; and other documents in whatever form they exist, whether electronic, hard copy, or otherwise and all copies, notes, or summaries thereof) that he received in connection with his employment and (ii) bring all such records, files, and other materials up to date before returning them. In addition, Employee shall fully cooperate with the Company in winding up his work and transferring that work to those individuals designated by the Company

7. RIGHT TO REVIEW AND REVOKE. The Company hand delivered this Agreement to Employee on March 25, 2008 and desires that he have adequate time and opportunity to review and understand the consequences of entering into it. Accordingly, the Company advises him to consult with an attorney prior to executing it, that he has twenty-one days within which to consider it, and that he may not execute it prior to the Termination Date. In the event that he does not return an executed copy of the Agreement to the Company by no later than the 22nd calendar day after receiving it, it and the obligations of the Company herein shall become null and void. Employee may revoke the Agreement during the seven day period immediately following his execution of it. The Agreement will not become effective or enforceable until the revocation period has expired. To revoke the Agreement, a written notice of revocation must be delivered to Derryl Dey, Smart Online, Inc., 2530 Meridian Parkway, 2nd Floor, Durham, North Carolina 27713.

8. CONFIDENTIALITY AND NONDISPARAGEMENT. The terms and provisions of this Agreement are confidential, and Employee represents and warrants that since receiving this Agreement he has not disclosed, and going forward will not disclose, the terms and conditions of this Agreement to third parties, except as required by law. Notwithstanding the above, he may reveal the terms and provisions of this Agreement to members of his immediate family or to an attorney whom he may consult for legal advice, provided that such persons agree to maintain the confidentiality of the Agreement. Employee represents and warrants that since receiving this Agreement, he: (i) has not made, and going forward will not make, disparaging, defaming, or derogatory remarks about the Company or its products, services, business practices, directors, officers, managers, or employees to anyone; and (ii) has not taken, and going forward will not take, any action that may impair the relations between the Company and its vendors, customers, employees, or agents or that may be detrimental to or interfere with the Company or its business.

9. STIPULATION. Employee acknowledges, agrees, and hereby stipulates to the following facts: (i) during his employment with the Company, Employee was allowed to take all leave and afforded all other rights to which he was entitled under the Family and Medical Leave Act (FMLA); and (ii) the Company has not in any way interfered with, restrained, or denied Employee’s exercise of (or attempt to exercise) any FMLA rights and has not terminated or otherwise discriminated or retaliated against Employee for exercising (or attempting to exercise) any such rights.

10. CONSULTING. Employee and the Company acknowledge and agree that, after the Termination Date, the Company might need assistance from Employee from time to time. Employee agrees that he will comply with reasonable requests for such assistance as follows: (a) for any requests relating to projects or technology existing at the Company as of March 31, 2008, including knowledge transfer (“Current Project Assistance”), Employee shall provide assistance up to 10 hours a month free of charge until October 1, 2008, at which the Company agrees that Employee will be paid for such assistance at a rate of $75/hour and (b) for any requests unrelated to Current Project Assistance, the Company agrees that Employee will be paid for such assistance at a rate of $75/hour, provided that if such assistance is estimated to be beyond 5 hours a month, the Company and Employee shall enter into a written Statement of Work setting forth the terms and conditions governing such project. All such assistance, unless otherwise agreed by the parties, shall be provided via email, facsimile and telephone conference ans shall not require Employee to travel to the Company’s physical location in North Carolina.

11. OTHER. Except as expressly provided in this Agreement, this Agreement supersedes all other understandings and agreements, oral or written, between the parties and constitutes the sole agreement between the parties with respect to its subject matter. Each party acknowledges that no representations, inducements, promises, or agreements, oral or written, have been made by any party or by anyone acting on behalf of any party, that are not embodied in this Agreement, and no agreement, statement, or promise not contained or described in this Agreement shall be valid or binding on the parties. No change or modification of this Agreement shall be valid or binding on the parties unless such change or modification is in writing and is signed by the parties. Employee’s or the Company’s waiver of any breach of a provision of this Agreement shall not waive any subsequent breach by the other party. If a court of competent jurisdiction holds that any provision or sub-part thereof contained in this Agreement is invalid, illegal, or unenforceable, that invalidity, illegality, or unenforceability shall not affect any other provision in this Agreement.

This Agreement is intended to avoid all litigation relating to Employee’s employment with the Company and his separation therefrom; therefore, it is not to be construed as the Company’s admission of any liability to him - liability that the Company denies.

This Agreement shall apply to, be binding upon, and inure to the benefit of the parties’ successors, assigns, heirs, and other representatives and be governed by North Carolina law and the applicable provisions of federal law, including but not limited to the ADEA.

CAUTION! READ BEFORE SIGNING. THIS AGREEMENT CONTAINS A RELEASE OF ALL CLAIMS.

IN WITNESS WHEREOF, the parties have entered into this Agreement on the day and year written below.

EMPLOYEE REPRESENTS THAT HE HAS CAREFULLY READ THE ENTIRE AGREEMENT, UNDERSTANDS ITS CONSEQUENCES, AND VOLUNTARILY ENTERS INTO IT.

	/s/ Anil Kamath	04/01/2008
	Anil Kamath	Date

SMART ONLINE, INC.

By:	/s/ David E. Colburn	4/1/08
	David E. Colburn	Date

Title: Chief Executive Officer